Exhibit (5)(2)
                        [LETTERHEAD OF THOMPSON HINE LLP]

                                                              November 5, 2004

Central Hudson Gas & Electric Corporation
284 South Avenue
Poughkeepsie, New York 12601-4879

Ladies and Gentlemen:

            We have acted as counsel to Central Hudson Gas & Electric Corporation ("Central Hudson") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3, on June 8, 2004, as amended by Amendment No.1 dated August 27, 2004 and Amendment No. 2 dated September 24, 2004 (the "Registration Statement") registering up to $85 million aggregate principal amount of unsubordinated and unsecured debt securities of Central Hudson (the "Debt Securities") for issuance from time to time, in one or more series pursuant to Rule 415 under the Securities Act of 1933, as amended. The Debt Securities are to be issued pursuant to an Indenture (the "Indenture"), dated as of April 1, 1992, by and between the Company and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association) (as successor to Morgan Guaranty Trust Company of New
York), as Trustee (the "Trustee"), in amounts, at prices and on terms to be determined at the time or times of sale, as contemplated in the Registration Statement.

            This opinion relates to the issuance and sale, on November 5, 2004, of Debt Securities in the aggregate principal amount of $7,000,000 (the "Notes of the Second Tranche").

            We have examined such documents as we have deemed necessary or appropriate to enable us to render this opinion, including (a) the Certificate of Incorporation and the By-Laws of Central Hudson; (b) the Indenture; (c) the Registration Statement; and (d) minutes of meetings of the Board of Directors of Central Hudson, or a duly authorized committee of the Board of Directors.

            Upon the basis of such examination, it is our opinion that, when the Notes of the Second Tranche have been duly executed and authenticated in accordance with the Indenture relating to the Debt Securities and issued and sold as contemplated in the registration statement (File No. 333-116286), the Notes of the Second Tranche will constitute valid and legally binding obligations of Central Hudson, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

            We hereby consent to the filing of this opinion as an exhibit to Central Hudson's Current Report on Form 8-K, dated November 9, 2004, which upon filing will be incorporated by reference in the Prospectus, dated October 22, 2004, relating to the Debt Securities (the "Prospectus"), as supplemented by the Prospectus Supplement, dated October 28, 2004, relating to the Debt Securities (the "Prospectus Supplement"), and we further continue to consent to the use of our name in connection with the statements in the Prospectus included in the Registration Statement as to matters of law and legal conclusions under the captions "The Company" and "Description of the Debt Securities" and to the reference to us under the heading "Legal Matters" in the Prospectus Supplement. However, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.


                              Very truly yours,


                              /s/ THOMPSON HINE LLP
                              ------------------------------------
                              Thompson Hine LLP